Exhibit 99.1
Eastern Bankshares, Inc. Reports Fourth Quarter 2021 Financial Results
Company Announces a 25% Increase to Quarterly Dividend

BOSTON, January 27, 2022 (BUSINESS WIRE) — Eastern Bankshares, Inc. (the “Company,” or together with its affiliates and subsidiaries, “Eastern”) (NASDAQ Global Select Market: EBC), the stock holding company of Eastern Bank, today announced its 2021 fourth quarter financial results and the declaration of a quarterly cash dividend. Net income for the fourth quarter of 2021 was $35.1 million, or $0.20 per diluted share, compared to net income of $37.1 million, or $0.22 per diluted share, reported for the third quarter of 2021. Operating net income* for the fourth quarter of 2021 was $44.9 million, or $0.26 per diluted share, compared to $37.4 million, or $0.22 per diluted share, reported for the prior quarter.

“Eastern finished 2021 with record financial results, capping off another milestone year for the Company,” said Bob Rivers, Chief Executive Officer and Chair of the Board of Eastern Bankshares, Inc. and Eastern Bank. “At Eastern, 2021 will be most remembered for the acquisition of Century Bancorp, by far our largest acquisition to date, which added approximately $7 billion in assets and 12 net new branch locations, and brought us approximately 56,000 new customers and 250 new colleagues. The successful integration of our two companies represented yet another landmark achievement amidst the ongoing COVID-19 pandemic, and we are tremendously grateful and thankful to all of our employees for their commitment to our customers, colleagues and communities we serve. As we look forward to 2022 and beyond, we expect the continued growth and success of our Company will open up new ways to deliver our offerings and services to our customers, expand our role as an employer of choice, and contribute positively to our local community, while delivering greater value to our shareholders.”

The Company also announced the declaration of a quarterly cash dividend of $0.10 per share, representing a $0.02, or 25%, increase from past quarterly dividends.

Rivers continued, “Our Board’s approval of a 25% increase to the quarterly dividend reflects our increased earnings capacity with the integration of Century. We remain committed to and confident in our ability to continue to drive earnings growth and effectively deploy capital while creating shareholder value.”

HIGHLIGHTS FOR THE FOURTH QUARTER OF 2021

•On November 12, 2021, the Company completed the merger with Century Bancorp, Inc. (“Century”), adding approximately $7 billion of total assets, $3 billion of total loans and $6 billion of total deposits. A full system conversion was successfully completed prior to the open of business on November 15, 2021.
•Organic loan growth, excluding Small Business Administration (“SBA”) Paycheck Protection Program (“PPP”) loans, was $133.6 million, or 6% on an annualized basis. Organic commercial loan growth, excluding PPP loans, was $115.4 million, or 7% on an annualized basis.
•An improving economic outlook coupled with strong asset quality led to a $4.3 million release of allowance for loan losses.
•The Company recorded a tax benefit of $2.9 million in the fourth quarter, compared to expense of $11.3 million in the prior quarter, a decrease of $14.2 million primarily attributable to an $11.3 million release of the deferred tax valuation allowance recorded in connection with the Company’s fourth quarter 2020 donation of stock to the Eastern Bank Foundation (“EBF,” formerly known as the Eastern Bank Charitable Foundation) in connection with the Company’s initial public offering.
•The Company repurchased 1,135,878 shares of its common stock during the fourth quarter of 2021 at a weighted average price of $20.42 excluding commissions, representing a total market value of $23.2 million.

MERGER WITH CENTURY BANCORP, INC.

On November 12, 2021, the Company completed the merger with Century for $642 million in cash consideration. The merger extends Eastern’s presence in the Greater Boston and southern New Hampshire markets with the addition of approximately $7 billion of total assets, $3 billion of total loans and $6 billion in deposits, each at fair value. Please see Appendix G for more information on organic loan growth and the impact of the Century merger. Fourth quarter results for 2021 reflect inclusion of Century since November 12, 2021.

BALANCE SHEET

Total assets were $23.5 billion at December 31, 2021, representing an increase of $6.1 billion, or 35%, from September 30, 2021.

•Available for sale securities increased $2.8 billion, or 50%, on a consecutive quarter basis, to $8.5 billion, primarily due to the merger with Century. Cash and equivalents declined $20.0 million to $1.2 billion.
•Total loans were $12.3 billion, representing an increase of $2.8 billion, or 29% from the prior quarter. The growth was due to the addition of the Century loan portfolio, which totaled $2.9 billion at the time of merger and organic loan growth excluding PPP loans of $133.6 million, partially offset by a reduction in PPP loans of $276.3 million from the prior quarter.
•Deposits totaled $19.6 billion, representing an increase of $6.0 billion, or 44%, from the prior quarter. The Century merger added $6.1 billion in total deposits which was partially offset by declines of $121.5 million due to post-acquisition deposit attrition in higher rate categories and a seasonal decline in municipal deposit balances.
•Shareholders’ equity was $3.4 billion, representing a decrease of $22.9 million from the prior quarter. The increase in retained earnings of $21.4 million was more than offset by a decrease in accumulated other comprehensive income of $23.6 million, driven by a decrease in the market value of the available for sale investment portfolio as well as a decrease in additional paid-in capital of $21.9 million associated primarily with the Company’s share repurchase activity during the quarter. Tangible shareholders’ equity* declined $292.9 million primarily due to an increase in goodwill and other intangibles of $269.9 million resulting primarily from the Century merger. Please refer to Appendix I for a roll forward of tangible shareholders’ equity*.
•At December 31, 2021, book value per share was $18.28 and tangible book value per share* was $14.80.

NET INTEREST INCOME

Net interest income was $122.4 million for the fourth quarter, compared to $102.7 million in the prior quarter, representing an increase of $19.7 million on a consecutive quarter basis due primarily to increased average earning assets as a result of the Century merger, as well as higher PPP fee accretion.

•Included in net interest income was $10.8 million and $5.9 million of PPP fee accretion net of deferred cost amortization in the fourth quarter and prior quarter, respectively. During the fourth quarter, $276.3 million in PPP loans were forgiven by the SBA or otherwise paid down compared to $291.8 million in the prior quarter.
~~•~~The net interest margin on a fully tax equivalent (“FTE”) basis* was 2.54% for the fourth quarter, representing a one basis point increase from the prior quarter. The net interest margin benefited from higher PPP fee accretion compared to the prior quarter. The margin on a core basis continued to be pressured by the low interest rate environment and excess liquidity. The core net interest margin* in Appendix E demonstrates the impact of excess cash and the PPP program.

NONINTEREST INCOME

Noninterest income was $49.0 million for the fourth quarter, compared to $43.2 million for the prior quarter, representing an increase of $5.8 million. Noninterest income on an operating basis* was $44.5 million for the fourth quarter, compared to $43.0 million for the prior quarter, an increase of $1.5 million.
•Insurance commissions decreased $1.0 million to $20.9 million in the fourth quarter, compared to $22.0 million in the prior quarter.
•Service charges on deposit accounts increased $1.3 million to $7.3 million in the fourth quarter, primarily due to higher account analysis fees.
•Trust and investment advisory fees increased $0.2 million on a consecutive quarter basis to $6.5 million.
•Loan-level interest rate swap income was $0.5 million in the fourth quarter, compared to $0.9 million in the prior quarter, representing a decrease of $0.4 million that was driven primarily by a decrease in the fair value of such interest rate swap transactions.
•Income from investments held in rabbi trust accounts were $4.4 million in the fourth quarter compared to losses of $0.3 million in the prior quarter, representing an increase of $4.7 million primarily due to stronger investment performance in the period as compared to the prior quarter.
•Other noninterest income increased $0.9 million in the fourth quarter, due primarily to an $0.8 million increase in gains on bank owned life insurance policies.

Please refer to Appendix B for a reconciliation of operating revenues and expenses*.

NONINTEREST EXPENSE

Noninterest expense was $143.6 million for the fourth quarter, compared to $99.0 million in the prior quarter, representing an increase of $44.6 million. The increase was primarily driven by Century-related merger and acquisition costs of $30.7 million. Noninterest expense on an operating basis* for the fourth quarter of 2021 was $110.3 million, compared to $97.2 million in the prior quarter, an increase of $13.1 million, primarily because of the Century merger.

•Salaries and employee benefits expense was $96.4 million in the fourth quarter, representing an increase of $30.1 million from the prior quarter. The increase in salaries was due primarily to expenses associated with the Century merger including severance payments, retention bonuses and the addition of colleagues. The increase in benefits expense was attributable to the increased market value of investments held in rabbi trust accounts by the Company’s defined contribution supplemental executive retirement plan (“DC SERP”) as well as a $1.0 million increase in payroll tax expense.
•Office occupancy and equipment expense was $16.2 million in the fourth quarter, an increase of $8.2 million from the prior quarter, primarily due to expenses of $7.1 million associated with the Century merger.
•Professional services expense was $9.9 million in the fourth quarter, an increase of $5.8 million from the prior quarter, primarily due to expenses of $5.7 million associated with the Century merger.

Please refer to Appendix B for a reconciliation of operating revenues and expenses* and Appendix H for a detailed listing of Century-related merger expenses.

ASSET QUALITY

The allowance for loan losses was $97.8 million at December 31, 2021, or 0.80% of total loans, compared to $103.4 million or 1.09% of total loans at September 30, 2021. The decline in the reserve ratio was primarily due to the increase in total loans resulting from the Century merger. Century loans were recorded at fair value at the time of acquisition and therefore no reserve was required. The Company released loan loss reserves totaling $4.3 million in the fourth quarter, compared to a release of $1.5 million in the prior quarter. The Company followed the incurred loss allowance GAAP accounting model at December 31, 2021 and for all preceding periods. The Company has adopted the current expected credit losses methodology, known as CECL, as of January 1, 2022.

Non-performing loans totaled $35.0 million at December 31, 2021 compared to $42.1 million at the end of the prior quarter. During the fourth quarter of 2021, the Company recorded total net charge-offs of $1.3 million, or 0.05% of average total loans on an annualized basis compared to $0.8 million and 0.03% in the prior quarter, respectively.

At December 31, 2021, approximately $106.7 million in COVID-19 modified loans remained under modified payment terms, down from $110.6 million at September 30, 2021. The commercial real estate portfolio contained $93.5 million of the remaining COVID-19 modifications at period end, of which $71.0 million or 76% were in the hotel segment.

Please refer to Appendix F for a detailed breakout of COVID-19 related loan modifications.

DIVIDENDS AND SHARE REPURCHASES

The Company’s Board of Directors has declared a quarterly cash dividend of $0.10 per common share. The dividend represents a $0.02, or 25%, increase from the dividend declared in the past three quarters, and will be payable on March 15, 2022, to shareholders of record as of the close of business on March 3, 2022.

The Company repurchased 1,135,878 shares of its common stock during the fourth quarter of 2021 at a weighted average price of $20.42 excluding commissions representing a total market value of $23.2 million. At December 31, 2021, there were 8,202,022 shares available for repurchase under the Company’s current repurchase program, which expires on November 30, 2022 and is limited to $225.0 million in total market value.

CONFERENCE CALL INFORMATION

A conference call and webcast covering Eastern’s fourth quarter 2021 earnings will be held on Friday, January 28, 2022 at 9:00 a.m. Eastern Time. To join by telephone, participants can call the toll-free dial-in number (833) 233-4460 from within the U.S. or (647) 689-4543 if outside the U.S. and reference conference ID 7188051. The conference call will be simultaneously webcast. Participants may join the webcast on the Company’s Investor Relations website at investor.easternbank.com. A replay of the webcast will be made available on demand on this site.

ABOUT EASTERN BANKSHARES, INC.

Eastern Bankshares, Inc. is the stock holding company for Eastern Bank. Founded in 1818, Boston-based Eastern Bank has more than 120 locations serving communities in eastern Massachusetts, southern and coastal New Hampshire, and Rhode Island. As of December 31, 2021, Eastern Bank had approximately $24 billion in total assets. Eastern provides banking, investment and insurance products and services for consumers and businesses of all sizes, including through its Eastern Wealth Management division and its Eastern Insurance Group LLC subsidiary. Eastern takes pride in its outspoken advocacy and community support that includes $240 million in charitable giving since 1994. An inclusive company, Eastern employs approximately 2,100 deeply committed professionals who value relationships with their customers, colleagues, and communities. For investor information, visit investor.easternbank.com.

CONTACT

Investor Contact

Jillian Belliveau
Eastern Bankshares, Inc.
InvestorRelations@easternbank.com
781-598-7920

Media Contact

Andrea Goodman
Eastern Bank
a.goodman@easternbank.com
781-598-7847

NON-GAAP FINANCIAL MEASURES

*Denotes a non-GAAP financial measure used in this press release.

A non-GAAP financial measure is defined as a numerical measure of the Company’s historical or future financial performance, financial position or cash flows that excludes (or includes) amounts, or is subject to adjustments that have the effect of excluding (or including) amounts that are included in the most directly comparable measure calculated and presented in accordance with accounting principles generally accepted in the United States (“GAAP”) in the Company’s statement of income, balance sheet or statement of cash flows (or equivalent statements).

The Company presents non-GAAP financial measures, which management uses to evaluate the Company’s performance, and which exclude the effects of certain transactions that management believes are unrelated to its core business and are therefore not necessarily indicative of its current performance or financial position. Management believes excluding these items facilitates greater visibility for investors into the Company’s core businesses as well as underlying trends that may, to some extent, be obscured by inclusion of such items in the corresponding GAAP financial measures.

There are items in the Company’s financial statements that impact its financial results, but which management believes are unrelated to the Company’s core business. Accordingly, the Company presents noninterest income on an operating basis, total operating revenue, noninterest expense on an operating basis, operating net income, operating earnings per share, operating return on average assets, operating return on average shareholders’ equity, the operating efficiency ratio, and the ratio of noninterest income to total revenue on an operating basis. Each of these figures excludes the impact of such applicable items because management believes such exclusion can provide greater visibility into the Company’s core business and underlying trends. Such items that management does not consider to be core to the Company’s business include (i) income and expenses from investments held in rabbi trusts, (ii) gains and losses on sales of securities available for sale, net, (iii) gains and losses on the sale of other assets, (iv) rabbi trust employee benefits, (v) impairment charges on tax credit investments and associated tax credit benefits, (vi) expenses indirectly associated with the Company’s initial public offering (“IPO”), (vii) other real estate owned (“OREO”) gains, (viii) merger and acquisition expenses, (ix) the stock donation to the EBF in connection with the Company’s mutual-to-stock conversion and IPO, and (x) settlement of putative consumer class action litigation matters related to overdraft and non-sufficient funds fees, and associated settlement expenses. The Company does not provide an outlook for its total noninterest income and total noninterest expense because each contains income or expense components, as applicable, such as income associated with rabbi trust accounts and rabbi trust employee benefit expense, which are market-driven, and over which the Company cannot exercise control. Accordingly, reconciliations of the Company’s outlook for its noninterest income on an operating basis and its noninterest expense on an operating basis to an outlook for total noninterest income and total noninterest expense, respectively, cannot be made available without unreasonable effort.

Management also presents the Company’s core net interest margin which excludes the impact of items management determines as being one-time in nature or not indicative of its core operating results. Such items include the impact of excess liquidity in the form of excess cash volume, PPP loans originated in response to the COVID-19 pandemic, and material purchase accounting adjustments. Similarly, management presents certain asset quality metrics excluding PPP loans which it does not consider to be part of the Company’s core portfolios. These metrics include the ratio of total nonperforming loans to total loans excluding PPP loans, the ratio of the allowance for loan losses to total loans excluding

PPP loans, and the ratio of annualized net charge-offs to average total loans excluding PPP loans. The Company anticipates that the vast majority of its PPP loans outstanding at December 31, 2021 will be forgiven, and to the extent not forgiven, a PPP loan is intended to be 100% guaranteed by the SBA.

Management also presents tangible assets, tangible shareholders’ equity, tangible book value per share, and the ratio of tangible shareholders’ equity to tangible assets, each of which excludes the impact of goodwill and other intangible assets, as management believes these financial measures provide investors with the ability to further assess the Company’s performance, identify trends in its core business and provide a comparison of its capital adequacy to other companies. The Company included the tangible ratios because management believes that investors may find it useful to have access to the same analytical tools used by management to assess performance and identify trends.

These non-GAAP financial measures presented in this press release should not be considered an alternative or substitute for financial results or measures determined in accordance with GAAP or as an indication of the Company’s cash flows from operating activities, a measure of its liquidity position or an indication of funds available for its cash needs. An item which management considers to be non-core and excludes when computing these non-GAAP measures can be of substantial importance to the Company’s results for any particular period. In addition, management’s methodology for calculating non-GAAP financial measures may differ from the methodologies employed by other banking companies to calculate the same or similar performance measures, and accordingly, the Company’s reported non-GAAP financial measures may not be comparable to the same or similar performance measures reported by other banking companies. Please refer to Appendices A-E for reconciliations of the Company's GAAP financial measures to the non-GAAP financial measures in this press release.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. You can identify these statements from the use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. Forward-looking statements, by their nature, are subject to risks and uncertainties. There are many factors that could cause actual results to differ materially from expected results described in the forward-looking statements.

Certain factors that could cause actual results to differ materially from expected results include developments in the Company’s market relating to the COVID-19 pandemic, including the severity and duration of the associated economic slowdown, adverse developments in the level and direction of loan delinquencies and charge-offs and changes in estimates of the adequacy of the allowance for loan losses, increased competitive pressures, changes in the interest rate environment, risks that revenue or expense synergies or the other expected benefits of the Company’s merger with Century (“Transaction”) may not fully materialize for the Company in the timeframe expected or at all, or may be more costly to achieve; that the Company is unable to successfully implement integration strategies; reputational risks and the reaction of customers to the Transaction; and diversion of management time on Transaction-related issues, as well as general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and its subsidiary Eastern Bank are engaged, including inflation, interest rates, interest rate sensitivity and liquidity, including the effect of, and changes in, monetary and fiscal policies and laws, such as the interest rate policies of the Board of Governors of the Federal Reserve System; market and monetary fluctuations, including fluctuations due to actual or anticipated changes to federal tax laws; credit quality, including adverse developments in local or regional real estate markets that decrease collateral values associated with existing loans; and the failure of the Company to execute all of its planned share repurchases. For further discussion of such factors, please see the Company’s most recent Annual Report on Form 10-K and subsequent filings with the U.S. Securities and Exchange Commission (the “SEC”), which are available on the SEC’s website at www.sec.gov.

Further, given the ongoing and dynamic nature of the COVID-19 pandemic, it is difficult to predict what continued effects the COVID-19 pandemic will have on the Company's business and results of operations. The COVID-19 pandemic and the related local and national economic disruption may result in a continued decline in demand for the Company's products and services; increased levels of loan delinquencies, problem assets and foreclosures; an increase in the Company's allowance for loan losses; a decline in the value of loan collateral, including real estate; reduced demand for office space in our markets due to remote and/or hybrid work arrangements; a greater decline in the yield on the Company's interest-earning assets than the decline in the cost of the Company's interest-bearing liabilities; and increased cybersecurity risks, as employees continue to work remotely. You should not place undue reliance on forward-looking statements, which reflect the Company's expectations only as of the date of this press release. The Company does not undertake any obligation to update forward-looking statements.

EASTERN BANKSHARES, INC. AND SUBSIDIARIES
SELECTED FINANCIAL HIGHLIGHTS

Certain information in this press release is presented as reviewed by the Company’s management and includes information derived from the Company’s Consolidated Statements of Income, non-GAAP financial measures, and operational and performance metrics. For information on non-GAAP financial measures, please see the section titled "Non-GAAP Financial Measures."

	As of and for the three months ended
(Unaudited, dollars in thousands, except per share amounts)	Dec 31, 2021	Sep 30, 2021	Jun 30, 2021	Mar 31, 2021	Dec 31, 2020

Earnings data
Net interest income	$122,437	$102,691	$104,608	$100,091	$103,608
Noninterest income	49,001	43,209	45,733	55,212	49,638
Total revenue	171,438	145,900	150,341	155,303	153,246
Noninterest expense	143,602	98,970	107,335	94,049	199,169
Pre-tax, pre-provision income (loss)	27,836	46,930	43,006	61,254	(45,923)
(Release of) provision for allowance for loan losses	(4,318)	(1,488)	(3,300)	(580)	900
Pre-tax income (loss)	32,154	48,418	46,306	61,834	(46,823)
Net income (loss)	35,087	37,106	34,809	47,663	(44,062)
Operating net income (non-GAAP)	44,860	37,391	37,097	46,537	31,612

Per-share data
Earnings (loss) per share, basic	$0.20	$0.22	$0.20	$0.28	$(0.26)
Earnings (loss) per share, diluted	$0.20	$0.22	$0.20	$0.28	$(0.26)
Operating earnings per share, basic (non-GAAP)	$0.26	$0.22	$0.22	$0.27	$0.18
Operating earnings per share, diluted (non-GAAP)	$0.26	$0.22	$0.22	$0.27	$0.18
Book value per share	$18.28	$18.36	$18.37	$18.14	$18.36
Tangible book value per share (non-GAAP)	$14.80	$16.33	$16.33	$16.12	$16.34

Profitability
Return on average assets (1)	0.67%	0.84%	0.83%	1.19%	(1.11)%
Operating return on average assets (non-GAAP) (1)	0.86%	0.86%	0.89%	1.15%	0.79%
Return on average shareholders' equity (1)	4.07%	4.27%	4.10%	5.66%	(5.61)%
Operating return on average shareholders' equity (non-GAAP) (1)	5.19%	4.30%	4.36%	5.53%	4.02%
Net interest margin (FTE) (1)	2.54%	2.53%	2.69%	2.71%	2.84%
Cost of deposits (1)	0.06%	0.02%	0.03%	0.03%	0.03%
Fee income ratio	28.58%	29.62%	30.42%	35.55%	32.39%
Efficiency ratio	83.76%	67.83%	71.39%	60.56%	129.97%
Operating efficiency ratio (non-GAAP)	65.21%	66.14%	67.78%	60.22%	68.33%

Balance Sheet (end of period)
Total assets	$23,512,128	$17,461,223	$17,047,453	$16,726,795	$15,964,190
Total loans	12,281,510	9,504,562	9,621,075	9,916,475	9,730,525
Total deposits	19,628,311	13,649,964	13,250,433	12,980,875	12,155,784
Total loans / total deposits	63%	70%	73%	76%	80%
PPP loans	$331,385	$533,965	$825,784	$1,238,053	$1,026,117

Asset quality
Allowance for loan losses ("ALLL")	$97,787	$103,398	$105,637	$111,080	$113,031
ALLL / total nonperforming loans ("NPLs")	279.53%	245.77%	253.74%	252.72%	261.33%
Total NPLs / total loans	0.29%	0.44%	0.43%	0.44%	0.45%
Total NPLs / total loans (excl. PPP loans) (non-GAAP)	0.29%	0.47%	0.47%	0.51%	0.50%
Net charge-offs ("NCOs") / average total loans (1)	0.05%	0.03%	0.09%	0.06%	0.13%
NCOs / average total loans (excl. PPP loans) (non-GAAP) (1)	0.05%	0.03%	0.10%	0.06%	0.15%
Remaining COVID-19 loan modifications (2)	$106,657	$110,596	$149,805	$178,430	$332,682

Capital adequacy
Shareholders' equity / assets	14.49%	19.64%	20.12%	20.25%	21.47%
Tangible shareholders' equity / tangible assets (non-GAAP)	12.06%	17.85%	18.30%	18.42%	19.58%

(1) Presented on an annualized basis.
(2) See Appendix F: COVID-19 Related Loan Modifications

EASTERN BANKSHARES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	As of			Dec 31, 2021 change from
(Unaudited, dollars in thousands)	Dec 31, 2021	Sep 30, 2021	Dec 31, 2020	Sep 30, 2021		Dec 31, 2020
ASSETS				△ $	△ %	△ $	△ %
Cash and due from banks	$144,634	$78,805	$116,591	65,829	84%	28,043	24%
Short-term investments	1,087,158	1,172,956	1,937,479	(85,798)	(7)%	(850,321)	(44)%
Cash and cash equivalents	1,231,792	1,251,761	2,054,070	(19,969)	(2)%	(822,278)	(40)%
Available for sale securities	8,511,224	5,689,312	3,183,861	2,821,912	50%	5,327,363	167%
Total securities	8,511,224	5,689,312	3,183,861	2,821,912	50%	5,327,363	167%
Loans held for sale	1,206	1,757	1,140	(551)	(31)%	66	6%
Loans:
Commercial and industrial	2,960,527	1,652,447	1,995,016	1,308,080	79%	965,511	48%
Commercial real estate	4,522,513	3,825,186	3,573,630	697,327	18%	948,883	27%
Commercial construction	222,328	243,146	305,708	(20,818)	(9)%	(83,380)	(27)%
Business banking	1,334,694	1,225,538	1,339,164	109,156	9%	(4,470)	—%
Total commercial loans	9,040,062	6,946,317	7,213,518	2,093,745	30%	1,826,544	25%
Residential real estate	1,926,810	1,491,269	1,370,957	435,541	29%	555,853	41%
Consumer home equity	1,100,153	848,570	868,270	251,583	30%	231,883	27%
Other consumer	214,485	218,406	277,780	(3,921)	(2)%	(63,295)	(23)%
Total loans	12,281,510	9,504,562	9,730,525	2,776,948	29%	2,550,985	26%
Allowance for loan losses	(97,787)	(103,398)	(113,031)	5,611	(5)%	15,244	(13)%
Unamortized prem./disc. and def. fees	(26,442)	(23,104)	(23,536)	(3,338)	14%	(2,906)	12%
Net loans	12,157,281	9,378,060	9,593,958	2,779,221	30%	2,563,323	27%
Federal Home Loan Bank stock, at cost	10,904	10,601	8,805	303	3%	2,099	24%
Premises and equipment	80,984	44,048	49,398	36,936	84%	31,586	64%
Bank-owned life insurance	157,091	79,259	78,561	77,832	98%	78,530	100%
Goodwill and other intangibles, net	649,703	379,772	376,534	269,931	71%	273,169	73%
Deferred income taxes, net	76,535	34,135	13,229	42,400	124%	63,306	479%
Prepaid expenses	179,330	148,180	148,680	31,150	21%	30,650	21%
Other assets	456,078	444,338	455,954	11,740	3%	124	—%
Total assets	23,512,128	17,461,223	15,964,190	6,050,905	35%	7,547,938	47%
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Demand	7,020,864	5,484,126	4,910,794	1,536,738	28%	2,110,070	43%
Interest checking accounts	4,478,566	2,693,276	2,380,497	1,785,290	66%	2,098,069	88%
Savings accounts	2,077,495	1,444,928	1,256,736	632,567	44%	820,759	65%
Money market investment	5,525,005	3,802,319	3,348,898	1,722,686	45%	2,176,107	65%
Certificates of deposit	526,381	225,315	258,859	301,066	134%	267,522	103%
Total deposits	19,628,311	13,649,964	12,155,784	5,978,347	44%	7,472,527	61%
Borrowed funds:
Federal Home Loan Bank advances	14,020	14,172	14,624	(152)	(1)%	(604)	(4)%
Escrow deposits of borrowers	20,258	15,900	13,425	4,358	27%	6,833	51%
Total borrowed funds	34,278	30,072	28,049	4,206	14%	6,229	22%
Other liabilities	443,187	351,895	352,305	91,292	26%	90,882	26%
Total liabilities	20,105,776	14,031,931	12,536,138	6,073,845	43%	7,569,638	60%
Shareholders' equity:
Common shares	1,863	1,868	1,868	(5)	—%	(5)	—%
Additional paid-in capital	1,835,241	1,857,165	1,854,068	(21,924)	(1)%	(18,827)	(1)%
Unallocated common shares held by the employee stock ownership plan ("ESOP")	(142,709)	(143,966)	(147,725)	1,257	(1)%	5,016	(3)%
Retained earnings	1,768,653	1,747,300	1,665,607	21,353	1%	103,046	6%
Accumulated other comprehensive income ("AOCI"), net of tax	(56,696)	(33,075)	54,234	(23,621)	71%	(110,930)	(205)%
Total shareholders' equity	3,406,352	3,429,292	3,428,052	(22,940)	(1)%	(21,700)	(1)%
Total liabilities and shareholders' equity	23,512,128	17,461,223	15,964,190	6,050,905	35%	7,547,938	47%

EASTERN BANKSHARES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	Three months ended			Three months ended Dec 31, 2021 change from three months ended
(Unaudited, dollars in thousands, except share data)	Dec 31, 2021	Sep 30, 2021	Dec 31, 2020	Sep 30, 2021		Dec 31, 2020

Interest and dividend income:				△ $	△ %	△ $	△ %
Interest and fees on loans	$101,275	$86,735	$93,767	14,540	17%	7,508	8%
Taxable interest and dividends on available for sale securities	21,335	14,314	8,493	7,021	49%	12,842	151%
Non-taxable interest and dividends on available for sale securities	1,815	1,848	1,879	(33)	(2)%	(64)	(3)%
Interest on federal funds sold and other short-term investments	452	571	584	(119)	(21)%	(132)	(23)%
Total interest and dividend income	124,877	103,468	104,723	21,409	21%	20,154	19%
Interest expense:
Interest on deposits	2,398	736	1,070	1,662	226%	1,328	124%
Interest on borrowings	42	41	45	1	2%	(3)	(7)%
Total interest expense	2,440	777	1,115	1,663	214%	1,325	119%
Net interest income	122,437	102,691	103,608	19,746	19%	18,829	18%
(Release of) provision for loan losses	(4,318)	(1,488)	900	(2,830)	190%	(5,218)	(580)%
Net interest income after (release of) provision for loan losses	126,755	104,179	102,708	22,576	22%	24,047	23%
Noninterest income:
Insurance commissions	20,937	21,956	22,437	(1,019)	(5)%	(1,500)	(7)%
Service charges on deposit accounts	7,261	5,935	6,046	1,326	22%	1,215	20%
Trust and investment advisory fees	6,541	6,310	5,502	231	4%	1,039	19%
Debit card processing fees	3,169	3,030	2,749	139	5%	420	15%
Interest rate swap income	512	881	2,538	(369)	(42)%	(2,026)	(80)%
Income (losses) from investments held in rabbi trusts	4,444	(289)	5,535	4,733	(1638)%	(1,091)	(20)%
Losses on trading securities, net	—	—	(1)	—	—%	1	(100)%
Gains on sales of mortgage loans held for sale, net	561	717	3,334	(156)	(22)%	(2,773)	(83)%
Gains on sales of securities available for sale, net	—	1	3	(1)	(100)%	(3)	(100)%
Other	5,576	4,668	1,495	908	19%	4,081	273%
Total noninterest income	49,001	43,209	49,638	5,792	13%	(637)	(1)%
Noninterest expense:
Salaries and employee benefits	96,362	66,238	70,310	30,124	45%	26,052	37%
Office occupancy and equipment	16,194	7,960	8,198	8,234	103%	7,996	98%
Data processing	12,947	12,191	11,354	756	6%	1,593	14%
Professional services	9,866	4,024	5,307	5,842	145%	4,559	86%
Charitable contributions	—	—	91,288	—	—%	(91,288)	(100)%
Marketing	1,955	1,598	2,823	357	22%	(868)	(31)%
Operational losses	1,557	1,279	763	278	22%	794	104%
Loan expenses	1,229	1,586	2,025	(357)	(23)%	(796)	(39)%
Federal Deposit Insurance Corporation ("FDIC") insurance	1,237	1,056	946	181	17%	291	31%
Amortization of intangible assets	726	629	755	97	15%	(29)	(4)%
Other	1,529	2,409	5,400	(880)	(37)%	(3,871)	(72)%
Total noninterest expense	143,602	98,970	199,169	44,632	45%	(55,567)	(28)%
Income (loss) before income tax (benefit) expense	32,154	48,418	(46,823)	(16,264)	(34)%	78,977	(169)%
Income tax (benefit) expense	(2,933)	11,312	(2,761)	(14,245)	(126)%	(172)	6%
Net income	35,087	37,106	(44,062)	(2,019)	(5)%	79,149	(180)%

Share data:
Earnings (loss) per share, basic	$0.20	$0.22	$(0.26)
Earnings (loss) per share, diluted	$0.20	$0.22	$(0.26)

EASTERN BANKSHARES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	Twelve months ended
(Unaudited, dollars in thousands, except share data)	Dec 31, 2021	Dec 31, 2020	Change

Interest and dividend income:			△ $	△ %
Interest and fees on loans	$367,585	$372,152	(4,567)	(1)%
Taxable interest and dividends on available for sale securities	58,312	31,825	26,487	83%
Non-taxable interest and dividends on available for sale securities	7,376	7,588	(212)	(3)%
Interest on federal funds sold and other short-term investments	1,886	1,757	129	7%
Interest and dividends on trading securities	—	6	(6)	(100)%
Total interest and dividend income	435,159	413,328	21,831	5%
Interest expense:
Interest on deposits	5,167	11,315	(6,148)	(54)%
Interest on borrowings	165	762	(597)	(78)%
Total interest expense	5,332	12,077	(6,745)	(56)%
Net interest income	429,827	401,251	28,576	7%
(Release of) provision for loan losses	(9,686)	38,800	(48,486)	(125)%
Net interest income after (release of) provision for loan losses	439,513	362,451	77,062	21%
Noninterest income:
Insurance commissions	94,704	94,495	209	—%
Service charges on deposit accounts	24,271	21,560	2,711	13%
Trust and investment advisory fees	24,588	21,102	3,486	17%
Debit card processing fees	12,118	10,277	1,841	18%
Interest rate swap income (losses)	5,634	(1,381)	7,015	(508)%
Income from investments held in rabbi trusts	10,217	10,337	(120)	(1)%
Losses on trading securities, net	—	(4)	4	(100)%
Gains on sales of mortgage loans held for sale, net	3,605	7,066	(3,461)	(49)%
Gains on sales of securities available for sale, net	1,166	288	878	305%
Other	16,852	14,633	2,219	15%
Total noninterest income	193,155	178,373	14,782	8%
Noninterest expense:
Salaries and employee benefits	295,916	261,827	34,089	13%
Office occupancy and equipment	40,465	33,796	6,669	20%
Data processing	50,839	45,259	5,580	12%
Professional services	24,477	18,902	5,575	29%
Charitable contributions	—	95,272	(95,272)	(100)%
Marketing	8,741	8,879	(138)	(2)%
Operational losses	7,786	2,493	5,293	212%
Loan expenses	6,516	6,727	(211)	(3)%
FDIC insurance	4,226	3,734	492	13%
Amortization of intangible assets	2,512	2,857	(345)	(12)%
Other	2,478	25,177	(22,699)	(90)%
Total noninterest expense	443,956	504,923	(60,967)	(12)%
Income before income tax expense	188,712	35,901	152,811	426%
Income tax expense	34,047	13,163	20,884	159%
Net income	154,665	22,738	131,927	580%

Share data:
Weighted average common shares outstanding, basic (1)	172,192,336	171,812,535
Weighted average common shares outstanding, diluted (1)	172,252,057	171,812,535
Earnings per share, basic	$0.90	$0.13
Earnings per share, diluted	$0.90	$0.13

(1) Shares held by the Company’s ESOP that have not been allocated to employees in accordance with the terms of the ESOP are not deemed outstanding for earnings per share calculations.

EASTERN BANKSHARES, INC. AND SUBSIDIARIES
AVERAGE BALANCES, INTEREST, YIELDS AND RATES, AND NET INTEREST MARGIN

	As of and for the three months ended
	Dec 31, 2021			Sep 30, 2021			Dec 31, 2020
(Unaudited, dollars in thousands)	Avg. Balance	Interest	Yield / Cost (5)	Avg. Balance	Interest	Yield / Cost (5)	Avg. Balance	Interest	Yield / Cost (5)
Interest-earning assets:
Loans (1):
Commercial	$8,021,665	$80,326	3.97%	$6,995,556	$67,276	3.82%	$7,265,156	$73,289	4.01%
Residential	1,735,324	12,993	2.97%	1,477,891	11,479	3.08%	1,367,073	11,641	3.39%
Consumer	1,189,106	9,683	3.23%	1,055,075	8,803	3.31%	1,164,468	9,621	3.29%
Total loans	10,946,095	103,002	3.73%	9,528,522	87,558	3.65%	9,796,697	94,551	3.84%
Investment securities	7,336,783	23,633	1.28%	5,249,742	16,656	1.26%	2,627,679	10,945	1.66%
Federal funds sold and other short-term investments	1,201,223	452	0.15%	1,503,919	570	0.15%	2,291,118	584	0.10%
Total interest-earning assets	19,484,101	127,087	2.59%	16,282,183	104,784	2.55%	14,715,494	106,080	2.87%
Non-interest-earning assets	1,373,219			1,141,168			1,123,550
Total assets	$20,857,320			$17,423,351			$15,839,044

Interest-bearing liabilities:
Deposits:
Savings	$1,800,862	$61	0.01%	$1,441,385	$36	0.01%	$1,232,669	$62	0.02%
Interest checking	3,830,427	1,267	0.13%	2,687,196	244	0.04%	2,282,786	232	0.04%
Money market	4,743,313	788	0.07%	3,762,855	360	0.04%	3,362,335	609	0.07%
Time deposits	388,511	281	0.29%	233,145	96	0.16%	267,378	167	0.25%
Total interest-bearing deposits	10,763,113	2,397	0.09%	8,124,581	736	0.04%	7,145,168	1,070	0.06%
Borrowings	29,204	42	0.57%	26,074	41	0.62%	25,529	45	0.70%
Total interest-bearing liabilities	10,792,317	2,439	0.09%	8,150,655	777	0.04%	7,170,697	1,115	0.06%
Demand deposit accounts	6,226,291			5,471,906			5,167,221
Other noninterest-bearing liabilities	415,481			350,111			376,197
Total liabilities	17,434,089			13,972,672			12,714,115
Shareholders' equity	3,423,231			3,450,679			3,124,929
Total liabilities and shareholders' equity	$20,857,320			$17,423,351			$15,839,044

Net interest income - FTE		$124,648			$104,007			$104,965
Net interest rate spread (2)			2.50%			2.51%			2.81%
Net interest-earning assets (3)	$8,691,784			$8,131,528			$7,544,797
Net interest margin - FTE (4)			2.54%			2.53%			2.84%

(1) Includes non-accrual loans.
(2) Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3) Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(4) Net interest margin represents net interest income divided by average total interest-earning assets.
(5) Presented on an annualized basis.

EASTERN BANKSHARES, INC. AND SUBSIDIARIES
AVERAGE BALANCES, INTEREST, YIELDS AND RATES, AND NET INTEREST MARGIN

	As of and for the twelve months ended
	Dec 31, 2021			Dec 31, 2020
(Unaudited, dollars in thousands)	Avg. Balance	Interest	Yield / Cost	Avg. Balance	Interest	Yield / Cost
Interest-earning assets:
Loans (1):
Commercial	$7,410,024	$288,557	3.89%	$7,014,044	$281,816	4.02%
Residential	1,510,703	47,143	3.12%	1,400,907	49,767	3.55%
Consumer	1,103,042	36,019	3.27%	1,236,893	43,729	3.54%
Total loans	10,023,769	371,719	3.71%	9,651,844	375,312	3.89%
Investment securities	5,151,136	67,647	1.31%	1,826,121	41,730	2.29%
Federal funds sold and other short-term investments	1,514,351	1,886	0.12%	1,288,714	1,758	0.14%
Total interest earning assets	16,689,256	441,252	2.64%	12,766,679	418,800	3.28%
Non-interest-earning assets	1,173,830			1,097,064
Total assets	$17,863,086			$13,863,743

Interest-bearing liabilities:
Deposits:
Savings	$1,483,271	$230	0.02%	$1,123,584	$242	0.02%
Interest checking	2,866,091	1,997	0.07%	2,227,185	2,033	0.09%
Money market	3,870,712	2,342	0.06%	3,212,752	7,492	0.23%
Time deposits	280,141	598	0.21%	300,381	1,548	0.52%
Total interest-bearing deposits	8,500,215	5,167	0.06%	6,863,902	11,315	0.16%
Borrowings	26,495	165	0.62%	72,101	762	1.06%
Total interest-bearing liabilities	8,526,710	5,332	0.06%	6,936,003	12,077	0.17%
Demand deposit accounts	5,547,615			4,535,066
Other noninterest-bearing liabilities	364,191			352,518
Total liabilities	14,438,516			11,823,587
Shareholders' equity	3,424,570			2,040,156
Total liabilities and shareholders' equity	$17,863,086			$13,863,743

Net interest income - FTE		$435,920			$406,723
Net interest rate spread (2)			2.58%			3.11%
Net interest-earning assets (3)	$8,162,546			$5,830,676
Net interest margin - FTE (4)			2.61%			3.19%

(1) Includes non-accrual loans.
(2) Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3) Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(4) Net interest margin represents net interest income divided by average total interest-earning assets.

EASTERN BANKSHARES, INC. AND SUBSIDIARIES
ASSET QUALITY - NON-PERFORMING ASSETS (1)

	As of
	Dec 31, 2021	Sep 30, 2021	Jun 30, 2021	Mar 31, 2021	Dec 31, 2020
(Unaudited, dollars in thousands)
Non-accrual loans:
Commercial	$20,630	$29,166	$29,356	$30,275	$30,059
Residential	6,681	7,185	6,445	8,127	6,815
Consumer	5,682	4,262	4,106	3,873	4,131
Total non-accrual loans	32,993	40,613	39,907	42,275	41,005
Accruing loans past due 90 days or more:
Commercial	1,196	1,171	1,439	1,390	1,959
Residential	769	278	277	280	279
Consumer	25	9	9	9	9
Total accruing loans past due 90 days or more	1,990	1,458	1,725	1,679	2,247
Total non-performing loans	34,983	42,071	41,632	43,954	43,252
Other real estate owned	—	—	38	—	—
Other non-performing assets:	—	—	—	—	—
Total non-performing assets	$34,983	$42,071	$41,670	$43,954	$43,252
Total accruing troubled debt restructured loans	$33,336	$34,723	$38,316	$39,367	$41,095
Total non-performing loans to total loans	0.29%	0.44%	0.43%	0.44%	0.45%
Total non-performing assets to total assets	0.15%	0.24%	0.24%	0.26%	0.27%

(1) Non-performing assets are comprised of NPLs, OREO, and non-performing securities. NPLs consist of non-accrual loans and loans that are more than 90 days past due but still accruing interest. OREO consists of real estate properties, which primarily serve as collateral to secure the Company’s loans, that it controls due to foreclosure.

EASTERN BANKSHARES, INC. AND SUBSIDIARIES
ASSET QUALITY - PROVISION, ALLOWANCE, AND NET CHARGE OFFS

	Three months ended
	Dec 31, 2021	Sep 30, 2021	Jun 30, 2021	Mar 31, 2021	Dec 31, 2020
(Unaudited, dollars in thousands)
Average total loans	$10,946,095	$9,528,522	$9,796,701	$9,816,788	$9,796,697
Allowance for loan losses, beginning of the period	$103,398	$105,637	$111,080	$113,031	$115,432
Charged-off loans:
Commercial and industrial	1,008	—	550	—	1,603
Commercial real estate	5	8	—	234	—
Commercial construction	—	—	—	—	—
Business banking	1,002	867	1,838	1,384	1,433
Residential real estate	35	—	—	—	—
Consumer home equity	24	—	—	—	79
Other consumer	666	742	275	364	713
Total charged-off loans	2,740	1,617	2,663	1,982	3,828
Recoveries on loans previously charged-off:
Commercial and industrial	873	40	13	9	92
Commercial real estate	—	—	4	—	220
Commercial construction	—	—	—	—	—
Business banking	399	469	291	365	47
Residential real estate	7	88	17	10	9
Consumer home equity	48	63	3	71	100
Other consumer	120	206	192	156	59
Total recoveries	1,447	866	520	611	527
Net loans charged-off (recoveries):
Commercial and industrial	135	(40)	537	(9)	1,511
Commercial real estate	5	8	(4)	234	(220)
Commercial construction	—	—	—	—	—
Business banking	603	398	1,547	1,019	1,386
Residential real estate	28	(88)	(17)	(10)	(9)
Consumer home equity	(24)	(63)	(3)	(71)	(21)
Other consumer	546	536	83	208	654
Total net loans charged-off	1,293	751	2,143	1,371	3,301
(Release of) provision for loan losses	(4,318)	(1,488)	(3,300)	(580)	900
Total allowance for loan losses, end of period	$97,787	$103,398	$105,637	$111,080	$113,031
Net charge-offs to average total loans outstanding during this period (1)	0.05%	0.03%	0.09%	0.06%	0.13%
Allowance for loan losses as a percent of total loans	0.80%	1.09%	1.10%	1.12%	1.16%
Allowance for loan losses as a percent of nonperforming loans	279.53%	245.77%	253.74%	252.72%	261.33%

(1) Presented on an annualized basis.

APPENDIX A: Reconciliation of Non-GAAP Earnings Metrics

For information on non-GAAP financial measures, please see the section titled "Non-GAAP Financial Measures."

	Three Months Ended
(Unaudited, dollars in thousands, except share data)	Dec 31, 2021	Sep 30, 2021	Jun 30, 2021	Mar 31, 2021	Dec 31, 2020

Net income (GAAP)	$35,087	$37,106	$34,809	$47,663	$(44,062)
Add:
Noninterest income components:
(Income) losses from investments held in rabbi trusts	(4,444)	289	(4,216)	(1,846)	(5,535)
Gains on sales of securities available for sale, net	—	(1)	(1)	(1,164)	(3)
Gains on sales of other assets	(34)	(490)	(29)	(18)	(49)
Noninterest expense components:
Rabbi trust employee benefit expense (income)	2,519	(53)	2,063	986	2,838
Impairment charge (reversal) on tax credit investments	116	1,133	(1,419)	—	3,189
Gain on sale of OREO	—	(87)	—	—	(61)
Merger and acquisition expenses	30,652	740	3,479	589	90
Settlement and expenses for putative consumer class action matters	—	—	3,325	—	—
Stock donation to the EBF	—	—	—	—	91,287
Total impact of non-GAAP adjustments	28,809	1,531	3,202	(1,453)	91,756
Less net tax benefit (expense) associated with non-GAAP adjustments (1)	19,036	1,246	914	(327)	16,082
Non-GAAP adjustments, net of tax	$9,773	$285	$2,288	$(1,126)	$75,674
Operating net income (non-GAAP)	$44,860	$37,391	$37,097	$46,537	$31,612

Weighted average common shares outstanding during the period (2):
Basic	172,246,799	172,298,615	172,173,707	172,049,044	171,812,535
Diluted	172,481,829	172,298,615	172,173,707	172,049,044	171,812,535

Earnings (loss) per share, basic	$0.20	$0.22	$0.20	$0.28	$(0.26)
Earnings (loss) per share, diluted	$0.20	$0.22	$0.20	$0.28	$(0.26)

Operating earnings per share, basic (non-GAAP)	$0.26	$0.22	$0.22	$0.27	$0.18
Operating earnings per share, diluted (non-GAAP)	$0.26	$0.22	$0.22	$0.27	$0.18

Return on average assets (3)	0.67%	0.84%	0.83%	1.19%	(1.11)%
Add:
(Income) losses from investments held in rabbi trusts (3)	(0.08)%	0.01%	(0.10)%	(0.05)%	(0.14)%
Gains on sales of securities available for sale, net (3)	—%	—%	—%	(0.03)%	—%
Gains on sales of other assets (3)	—%	(0.01)%	—%	—%	—%
Rabbi trust employee benefit expense (income) (3)	0.05%	—%	0.05%	0.02%	0.07%
Impairment charge (reversal) on tax credit investments (3)	—%	0.03%	(0.03)%	—%	0.08%
Gain on sale of OREO (3)	—%	—%	—%	—%	—%
Merger and acquisition expenses (3)	0.58%	0.02%	0.08%	0.01%	—%
Settlement and expenses for putative consumer class action matters (3)	—%	—%	0.08%	—%	—%
Stock donation to the EBF (3)	—%	—%	—%	—%	2.29%
Less net tax benefit (expense) associated with non-GAAP adjustments (1) (3)	0.36%	0.03%	0.02%	(0.01)%	0.40%
Operating return on average assets (non-GAAP) (3)	0.86%	0.86%	0.89%	1.15%	0.79%

Return on average shareholders' equity (3)	4.07%	4.27%	4.10%	5.66%	(5.61)%
Add:
(Income) losses from investments held in rabbi trusts (3)	(0.52)%	0.03%	(0.50)%	(0.22)%	(0.70)%
Gains on sales of securities available for sale, net (3)	—%	—%	—%	(0.14)%	—%
Gains on sale of other assets (3)	—%	(0.06)%	—%	—%	(0.01)%
Rabbi trust employee benefit expense (income) (3)	0.29%	(0.01)%	0.24%	0.12%	0.36%
Impairment charge (reversal) on tax credit investments (3)	0.01%	0.13%	(0.17)%	—%	0.41%
Gain on sale of OREO (3)	—%	(0.01)%	—%	—%	(0.01)%
Merger and acquisition expenses (3)	3.55%	0.09%	0.41%	0.07%	0.01%
Settlement and expenses for putative consumer class action matters (3)	—%	—%	0.39%	—%	—%
Stock donation to the EBF (3)	—%	—%	—%	—%	11.62%
Less net tax benefit (expense) associated with non-GAAP adjustments (1) (3)	2.21%	0.14%	0.11%	(0.04)%	2.05%
Operating return on average shareholders' equity (non-GAAP) (3)	5.19%	4.30%	4.36%	5.53%	4.02%

(1) The net tax benefit (expense) associated with these items is determined by assessing whether each item is included or excluded from net taxable income and applying our combined statutory tax rate only to those items included in net taxable income. The Q4 2020 net tax benefit amount reflects the impact of the $12.0 million valuation allowance associated with the stock donation to the Eastern Bank Foundation. The Q4 2021 net tax benefit amount reflects the impact of the release of $11.3 million of the $12.0 million valuation allowance associated with the stock donation to the Eastern Bank Foundation.
(2) Shares held by the Company’s ESOP that have not been allocated to employees in accordance with the terms of the ESOP are not deemed outstanding for earnings per share calculations.
(3) Presented on an annualized basis.

APPENDIX B: Reconciliation of Non-GAAP Operating Revenues and Expenses

For information on non-GAAP financial measures, please see the section titled "Non-GAAP Financial Measures."

	Three Months Ended
	Dec 31, 2021	Sep 30, 2021	Jun 30, 2021	Mar 31, 2021	Dec 31, 2020
(Unaudited, dollars in thousands)
Net interest income (GAAP)	$122,437	$102,691	$104,608	$100,091	$103,608
Add:
Tax-equivalent adjustment (non-GAAP)	2,211	1,316	1,269	1,297	1,357
Fully-taxable equivalent net interest income (non-GAAP)	$124,648	$104,007	$105,877	$101,388	$104,965

Noninterest income (GAAP)	$49,001	$43,209	$45,733	$55,212	$49,638
Less:
Income (losses) from investments held in rabbi trusts	4,444	(289)	4,216	1,846	5,535
Gains on sales of securities available for sale, net	—	1	1	1,164	3
Gains on sales of other assets	34	490	29	18	49
Noninterest income on an operating basis (non-GAAP)	$44,523	$43,007	$41,487	$52,184	$44,051

Noninterest expense (GAAP)	$143,602	$98,970	$107,335	$94,049	$199,169
Less:
Rabbi trust employee benefit expense (income)	2,519	(53)	2,063	986	2,838
Impairment charge (reversal) on tax credit investments	116	1,133	(1,419)	—	3,189
Gain on sale of OREO	—	(87)	—	—	(61)
Merger and acquisition expenses	30,652	740	3,479	589	90
Settlement and expenses for putative consumer class action matters	—	—	3,325	—	—
Stock donation to the EBF	—	—	—	—	91,287
Noninterest expense on an operating basis (non-GAAP)	$110,315	$97,237	$99,887	$92,474	$101,826

Total revenue (GAAP)	$171,438	$145,900	$150,341	$155,303	$153,246
Total operating revenue (non-GAAP)	$169,171	$147,014	$147,364	$153,572	$149,016

Efficiency ratio (GAAP)	83.76%	67.83%	71.39%	60.56%	129.97%
Operating efficiency ratio (non-GAAP)	65.21%	66.14%	67.78%	60.22%	68.33%

Noninterest income / total revenue (GAAP)	28.58%	29.62%	30.42%	35.55%	32.39%
Noninterest income / total revenue on an operating basis (non-GAAP)	26.32%	29.25%	28.15%	33.98%	29.56%

APPENDIX C: Reconciliation of Non-GAAP Capital Metrics

For information on non-GAAP financial measures, please see the section titled "Non-GAAP Financial Measures."

	As of
	Dec 31, 2021	Sep 30, 2021	Jun 30, 2021	Mar 31, 2021	Dec 31, 2020
(Unaudited, dollars in thousands, except share data)
Tangible shareholders' equity:
Total shareholders' equity (GAAP)	$3,406,352	$3,429,292	$3,430,622	$3,387,045	$3,428,052
Less: Goodwill and other intangibles	649,703	379,772	380,402	376,002	376,534
Tangible shareholders' equity (non-GAAP)	2,756,649	3,049,520	3,050,220	3,011,043	3,051,518

Tangible assets:
Total assets (GAAP)	23,512,128	17,461,223	17,047,453	16,726,795	15,964,190
Less: Goodwill and other intangibles	649,703	379,772	380,402	376,002	376,534
Tangible assets (non-GAAP)	$22,862,425	$17,081,451	$16,667,051	$16,350,793	$15,587,656

Shareholders' equity to assets ratio (GAAP)	14.49%	19.64%	20.12%	20.25%	21.47%
Tangible shareholders' equity to tangible assets ratio (non-GAAP)	12.06%	17.85%	18.30%	18.42%	19.58%

Common shares outstanding	186,305,332	186,758,154	186,758,154	186,758,154	186,758,154

Book value per share (GAAP)	$18.28	$18.36	$18.37	$18.14	$18.36
Tangible book value per share (non-GAAP)	$14.80	$16.33	$16.33	$16.12	$16.34

APPENDIX D: Reconciliation of Non-GAAP Credit Metrics

For information on non-GAAP financial measures, please see the section titled "Non-GAAP Financial Measures."

	As of
(Unaudited, dollars in thousands)	Dec 31, 2021	Sep 30, 2021	Jun 30, 2021	Mar 31, 2021	Dec 31, 2020

Total loans excluding PPP loans:
Total loans (GAAP) (1)	$12,255,068	$9,481,458	$9,591,336	$9,883,802	$9,706,989
Less: PPP loans (1)	321,215	514,018	799,964	1,210,598	1,007,487
Total loans excluding PPP loans (non-GAAP)	$11,933,853	$8,967,440	$8,791,372	$8,673,204	$8,699,502

Total nonperforming loans (NPLs) (GAAP)	$34,983	$42,071	$41,632	$43,954	$43,252

Total NPLs / total loans (GAAP)	0.29%	0.44%	0.43%	0.44%	0.45%
Total NPLs / total loans (excl. PPP loans) (non-GAAP)	0.29%	0.47%	0.47%	0.51%	0.50%

Allowance for loan losses (ALLL) (GAAP)	$97,787	$103,398	$105,637	$111,080	$113,031

ALLL / total loans (GAAP)	0.80%	1.09%	1.10%	1.12%	1.16%
ALLL / total loans (excl. PPP loans) (non-GAAP)	0.82%	1.15%	1.20%	1.28%	1.30%

	As of and for the three months ended
(Unaudited, dollars in thousands)	Dec 31, 2021	Sep 30, 2021	Jun 30, 2021	Mar 31, 2021	Dec 31, 2020

Average total loans excluding PPP Loans:
Average total loans (GAAP)	$10,946,095	$9,528,522	$9,796,701	$9,816,788	$9,796,697
Less: Average PPP loans	419,894	649,443	1,073,688	1,131,516	1,076,155
Average total loans excluding PPP loans (non-GAAP)	$10,526,201	$8,879,079	$8,723,013	$8,685,272	$8,720,542

Total net loans charged-off (NCOs) (GAAP)	$1,293	$751	$2,143	$1,371	$3,301

NCOs / Average total loans (GAAP) (2)	0.05%	0.03%	0.09%	0.06%	0.13%
NCOs / Average total loans (excl. PPP loans) (non-GAAP) (2)	0.05%	0.03%	0.10%	0.06%	0.15%

(1) Includes unamortized premiums, net of unearned discounts and deferred fees.
(2) Presented on an annualized basis.

APPENDIX E: Reconciliation of Non-GAAP Core Margin

For information on non-GAAP financial measures, please see the section titled "Non-GAAP Financial Measures."

	As of and for the three months ended
	Dec 31, 2021			Sep 30, 2021
(Unaudited, dollars in thousands)	Volume	Interest	Margin Impact (1)	Volume	Interest	Margin Impact (1)

Reported total average interest-earning assets, net interest income, and net interest margin (2)	$19,484,101	$124,648	2.54%	$16,282,183	$104,007	2.53%
Non-GAAP adjustments:
PPP loan volume earning 1%	(419,894)	(1,060)	0.03%	(649,443)	(1,688)	0.06%
PPP loan fee accretion, net of deferred origination cost amortization	—	(10,755)	(0.22)%	—	(5,913)	(0.14)%
Excess cash (3)	(811,541)	(307)	0.10%	(1,178,275)	(445)	0.19%
Core margin (Non-GAAP) (4)	$18,252,666	$112,526	2.45%	$14,454,465	$95,961	2.63%

Core margin change from prior quarter			(0.18)%			(0.17)%

	Jun 30, 2021			Mar 31, 2021
	Volume	Interest	Margin Impact (1)	Volume	Interest	Margin Impact (1)

Reported total average interest-earning assets, net interest income, and net interest margin (2)	$15,759,132	$105,877	2.69%	$15,188,879	$101,388	2.71%
Non-GAAP adjustments:
PPP loan volume earning 1%	(1,073,688)	(2,742)	0.12%	(1,131,516)	(2,887)	0.13%
PPP loan fee accretion, net of deferred origination cost amortization	—	(9,258)	(0.24)%	—	(8,339)	(0.22)%
Excess cash (3)	(1,302,558)	(357)	0.23%	(1,436,783)	(354)	0.27%
Core margin (Non-GAAP) (4)	$13,382,886	$93,520	2.80%	$12,620,580	$89,808	2.89%

Core margin change from prior quarter			(0.09)%

(1) Presented on an annualized basis.
(2) Presented on a fully taxable equivalent basis.
(3) Consists of cash above 2% of average total earning assets at a yield of 0.15% for the three months ended December 31, 2021 and September 30, 2021, 0.11% for the three months ended June 30, 2021 and 0.10% for the three months ended March 31, 2021.
(4) Core margin is the margin that results from the combined volume and interest adjustments taken together.

APPENDIX F: COVID-19 Related Loan Modifications

	Remaining COVID-19 Modifications as of June 30, 2021 (1)		Remaining COVID-19 Modifications as of September 30, 2021 (1)		Remaining COVID-19 Modifications as of December 31, 2021 (1)
(Dollars in thousands)	Remaining Modifications	% of Total Loan Balance	Remaining Modifications	% of Total Loan Balance	Remaining Modifications	% of Total Loan Balance

Portfolio
Commercial and industrial	$18,850	1.1%	$4,548	0.3%	$4,548	0.2%
Commercial real estate	113,301	3.0%	92,377	2.4%	93,519	2.1%
Commercial construction	—	—%	—	—%	—	—%
Business banking	2,102	0.2%	2,164	0.2%	649	0.1%
Residential real estate	13,428	0.9%	9,947	0.7%	5,870	0.3%
Consumer home equity	1,124	0.1%	875	0.1%	1,365	0.1%
Other consumer	999	0.4%	685	0.3%	706	0.3%
Total	$149,804	1.6%	$110,596	1.2%	$106,657	0.9%

(1) Remaining COVID-19 modifications reflect those loans which underwent a modification and have not yet resumed payment. The Company defines a modified loan to have resumed payment if it is one month past the modification end date and not more than 30 days past due. These modifications with active deferrals met the criteria of either Section 4013 of the CARES Act or the Interagency Statement on Loan Modifications and Reporting for Financial Institutions Working with Customers Affected by the Coronavirus (Revised) and therefore are not deemed troubled debt restructurings.

APPENDIX G: Organic Loan Growth

(Unaudited, dollars in thousands)	Dec 31, 2021	Sep 30, 2021	Century Acquired Balance (1)	Organic △ $	Organic △ %
Loans:
Commercial and industrial	$2,960,527	$1,652,447	$1,405,127	$(97,047)	(5.9)%
Commercial real estate	4,522,513	3,825,186	606,139	91,188	2.4%
Commercial construction	222,328	243,146	2,647	(23,465)	(9.7)%
Business banking	1,334,694	1,225,538	240,703	(131,547)	(10.7)%
Total commercial loans	9,040,062	6,946,317	2,254,616	(160,871)	(2.3)%
Less: PPP loans	331,385	533,965	73,734	(276,314)	(51.7)%
Total commercial loans excl. PPP loans	8,708,677	6,412,352	2,180,882	115,443	1.8%
Residential real estate	1,926,810	1,491,269	418,119	17,422	1.2%
Consumer home equity	1,100,153	848,570	237,522	14,061	1.7%
Other consumer	214,485	218,406	9,429	(13,350)	(6.1)%
Total loans	$12,281,510	$9,504,562	$2,919,686	$(142,738)	(1.5)%
Less: PPP loans	$331,385	$533,965	$73,734	$(276,314)	(51.7)%
Total loans excl. PPP loans	11,950,125	8,970,597	2,845,952	133,576	1.5%

(1) Unpaid principal balances at time of merger.

APPENDIX H: Century Merger & Acquisition Expenses

	Three months ended	Twelve months ended
(Unaudited, dollars in thousands)	Dec 31, 2021

Salaries and employee benefits	$15,942	$15,947
Office occupancy and equipment	7,112	7,198
Data processing	147	1,286
Professional services	5,699	9,223
Other	1,752	1,802
Total	$30,652	$35,456

APPENDIX I: Tangible Shareholders’ Equity Roll Forward Analysis

	As of		Dec 31, 2021 change from
	Dec 31, 2021	Sep 30, 2021	Sep 30, 2021
(Unaudited, dollars in thousands, except per share amounts)
Common stock	$1,863	$1,868	$(5)
Additional paid in capital	1,835,241	1,857,165	(21,924)
Unallocated ESOP common stock	(142,709)	(143,966)	1,257
Retained earnings	1,768,653	1,747,300	21,353
AOCI, net of tax - available for sale securities	(58,586)	(25,414)	(33,172)
AOCI, net of tax - pension	(5,471)	(19,975)	14,504
AOCI, net of tax - cash flow hedge	7,361	12,314	(4,953)
Total shareholders' equity:	$3,406,352	$3,429,292	$(22,940)
Less: Goodwill and other intangibles	649,703	379,772	269,931
Tangible shareholders' equity (non-GAAP)	$2,756,649	$3,049,520	$(292,871)

Common shares outstanding	186,305,332	186,758,154	(452,822)

Per share:
Common stock	$0.01	$0.01	$—
Additional paid in capital	9.85	9.94	(0.09)
Unallocated ESOP common stock	(0.77)	(0.77)	—
Retained earnings	9.49	9.36	0.14
AOCI, net of tax - available for sale securities	(0.31)	(0.14)	(0.18)
AOCI, net of tax - pension	(0.03)	(0.11)	0.08
AOCI, net of tax - cash flow hedge	0.04	0.07	(0.03)
Total shareholders' equity:	$18.28	$18.36	$(0.08)
Less: Goodwill and other intangibles	3.49	2.03	1.45
Tangible shareholders' equity (non-GAAP)	$14.80	$16.33	$(1.53)